Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Quarterly Cash Dividend

    YORK, Pa.--June 6, 2003--The Bon-Ton Stores, Inc.
(Nasdaq:BONT) today announced the Board of Directors declared its first cash dividend of 2 1/2 cents per share on the Class A Common Stock and Common Stock of the Company payable July 15, 2003 to shareholders of record as of July 1, 2003.
    James H. Baireuther, Vice Chairman and Chief Administrative Officer, commented, "We are pleased to announce this cash dividend to our shareholders. Our liquidity and strong balance sheet allows us to provide another avenue of return to our shareholders. We remain committed to our ongoing strategic initiatives which include: aligning our merchandise mix with the needs of our customers, strengthening our private brands, growing our credit card customer loyalty program, investing in our existing store base, improving productivity through technology and opening new stores. Our Board of Directors will consider dividends in subsequent periods as it deems appropriate."

    The Bon-Ton Stores, Inc. operates 72 department stores in targeted markets in Pennsylvania, New York, Maryland, New Jersey, Connecticut, Massachusetts, New Hampshire, Vermont and West Virginia. The stores carry a broad assortment of quality, brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings.

    Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the Company's presence in and dependence on limited geographic markets, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.

    CONTACT: Bon-Ton Stores, Inc.
             Mary Kerr, 717/751-3071